Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
NOVEMBER 11, 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES MARCELLUS SHALE JOINT
VENTURE AND INTERNATIONAL UNCONVENTIONAL NATURAL GAS
EXPLORATION ALLIANCE WITH STATOILHYDRO

OKLAHOMA CITY, OK, NOVEMBER 11, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced the execution of an agreement for a joint venture with StatoilHydro (NYSE:STO, OSE:STL) whereby StatoilHydro will acquire a 32.5% interest in Chesapeake’s Marcellus Shale assets in Appalachia for $3.375 billion, leaving Chesapeake with a 67.5% working interest.  The assets include approximately 1.8 million net acres of leasehold, of which StatoilHydro will own approximately 0.6 million net acres and Chesapeake will own approximately 1.2 million net acres.

StatoilHydro will pay $1.25 billion in cash at closing and will pay a further $2.125 billion from 2009 to 2012 by funding 75% of Chesapeake’s 67.5% share of drilling and completion expenditures until the $2.125 billion obligation has been funded.  Chesapeake plans to continue acquiring leasehold in the Marcellus Shale play and StatoilHydro will have the right to a 32.5% participation in any such additional leasehold.

Additionally, Chesapeake and StatoilHydro have agreed to enter into an international strategic alliance to jointly explore unconventional natural gas opportunities worldwide.  Closing of the transaction and strategic alliance is anticipated to occur by year-end 2008.

Helge Lund, President and CEO of StatoilHydro, stated, “I am pleased that we today have made a strategically important move by joining forces with Chesapeake, which is the leading U.S. natural gas player.  We are establishing a strong platform for further developing our gas value chain business and growing our position in unconventional gas worldwide.  The agreement we have entered into with Chesapeake provides us with a solid position in an attractive long-term resource base under competitive terms.  Additionally, this deal adds a major building block to the gas value chain position we have established in the U.S., the world’s largest and most liquid gas market.  This is a significant step in strengthening our U.S. gas position, building on our existing capacity rights for the Cove Point LNG terminal, our gas trading and marketing organization and the gas producing assets in the Gulf of Mexico.”

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are honored to establish a business relationship with StatoilHydro and are excited about the mutually beneficial nature of our transaction with them.  We believe this transaction creates substantial value for both companies and unique opportunities for international growth with one of the leading international oil and gas companies.  Jointly we can export our world class unconventional natural gas technology for further long-term growth.

“Chesapeake has now completed three shale joint ventures that collectively value Chesapeake’s Haynesville, Fayetteville and Marcellus Shale assets (before the joint ventures) at approximately $34 billion.  Through these transactions, Chesapeake sold a 20% working interest in its Haynesville Shale assets to Plains Exploration & Production Company (NYSE:PXP) for $3.3 billion (thereby retaining an 80% working interest valued at $13.2 billion), a 25% working interest in its Fayetteville Shale assets to BP America (NYSE:BP) for $1.9 billion (thereby retaining a 75% working interest valued at $5.7 billion)  and now has agreed to sell a 32.5% working interest in its Marcellus Shale assets to StatoilHydro for $3.375 billion (thereby retaining a 67.5% working interest valued at $7.0 billion).  The total consideration to CHK from these sales has been approximately $8.575 billion, of which approximately $4.0 billion has been (or will be) in cash and approximately $4.575 billion is in drilling and completion cost carries. Furthermore, CHK retains the remaining ownership percentages of the joint ventures that have been valued at approximately $26 billion, or over $40 per share of value from just these three shale joint venture transactions.  These joint ventures clearly demonstrate the enormous value of Chesapeake’s shale natural gas assets and the unique capability of our organization to develop them.”

Chesapeake was advised on the transaction by Jefferies Randall & Dewey of Houston, Texas.

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States. Further information is available at www.chk.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Chesapeake believes that its expectation to close the Marcellus Shale joint venture and international strategic alliance and to execute its development plan as described is based on reasonable assumptions.  No assurance, however, can be given that such expectation will prove to have been correct.  See “Risk Factors” in the company’s 2007 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the 2008 third quarter and other filings with the Securities and Exchange Commission for a discussion of risk factors that affect its business and could affect the referenced joint venture and strategic alliance.  Chesapeake undertakes no obligation to publicly update or revise any forward-looking statements.